EXHIBIT 99.1
                                                                    ------------


650 Madison Avenue                                             [GRAPHIC OMITTED]
New York, New York 10022                              [LOGO - POLO RALPH LAUREN]


Press Release

                                    Investor Contact: Denise Gillen 212.318.7516
                                        Media Contact: Nancy Murray 212.813.7862



Polo Ralph Lauren Reports First Quarter Fiscal 2005 Results

First Quarter Operating Profit Increased 273%; Revenues Up 24% Driven by Lauren Women's Line and 12.6% Comparable Retail Store Sales; Operating Margins Increased 230 Basis Points

Company Confirms EPS Outlook for Fiscal Year 2005 in Range of $2.35 to $2.45

New York (August 4, 2004) - Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $13.4 million, or $0.13 per diluted share, for first quarter Fiscal 2005 compared to net income of $5.1 million, or $0.05 per diluted share, for first quarter Fiscal 2004.

Adjusted net income was $14.0 million, or $0.14 per diluted share, for first quarter Fiscal 2005 compared to $3.6 million, or $0.04 per diluted share, for first quarter Fiscal 2004. Adjusted results exclude restructuring charges and foreign currency gains and losses resulting from certain balance sheet transactions. For a full analysis of the adjustments, please refer to the table reconciliation of GAAP results to adjusted results.

"We are executing at every level of our company," said Ralph Lauren, Chairman and Chief Executive Officer. "With sales in our retail stores outperforming the industry, we see phenomenal response to our luxury designs. Our Polo brand continues to lead in the menswear arena, and its performance this spring at retail has never been stronger. And the new deliveries of our Lauren women's line have been well received," Mr. Lauren said, adding, "Our company is financially strong and poised to produce record profits for fiscal 2005."

"This strong performance in our first quarter gives us a good start for the new fiscal year," said Roger Farah, President and Chief Operating Officer. "Our retail and wholesale growth initiatives coupled with our more efficient support operations are beginning to yield the significant sales and margin improvements we envisioned. Further, with the groundwork substantially complete in Europe we look forward to renewing our growth in this important market. And we continue to make strong progress on our long-term goals of better controlling our brand worldwide, as evidenced by the recent acquisition of our children's business."

RECENT ACHIEVEMENTS

    o We completed the acquisition of RL Childrenswear LLC, our licensee for childrenswear in the United States, Canada and Mexico. The purchase was a cash transaction for approximately $240 million, plus contingent and deferred payments not to exceed $20 million. We expect Fiscal 2006 revenues for childrenswear to be more than $200 million, with earnings per share to be accretive in the range of $0.15 to $0.20.

    o Comparable retail store sales were 16.1% at Ralph Lauren stores, 10.4% at Club Monaco stores, and 11.6% in our outlet stores, with an overall 510 basis point improvement in operating margins. Our store expansion plan is on track with the opening of the Ralph Lauren Nantucket store in the first quarter and with plans to open three Ralph Lauren stores in the second quarter of Fiscal 2005, including our Milan flagship store, as well as five Club Monaco stores.

    o The women's Lauren by Ralph Lauren Summer line was successfully delivered to approximately 900 department store doors on plan throughout the quarter, with strong sell-throughs. We continue to expect approximately $400 million in revenues in Fiscal 2005 with mid-teens operating margins.

    o We have a strong balance sheet and continue to make excellent progress in managing our inventory levels. We had a 29% sales increase in the first quarter in our wholesale and retail businesses with 9% less inventory, excluding childrenswear, than the first quarter of last year. At the end of the first quarter, inventory was $418.0 million, including the women's Lauren line and childrenswear this year, compared to $430.1 million last year. We ended the quarter with $174.9 million in cash, after paying cash for the acquisition of RL Childrenswear.

FIRST QUARTER INCOME STATEMENT REVIEW

NET REVENUES Net revenues for the first quarter increased 24.1% to $592.8 million compared to $477.7 million in the first quarter last year. Retail sales grew 16.6% to $296.8 million compared to $254.5 million last year, with comparable store sales up 12.6%, driven by positive performance in all of our retail formats. Our wholesale revenues were $239.0 million, up 47.9% over last year, driven by the inclusion of the women's Lauren by Ralph Lauren line in our wholesale segment, gains in our European business and increased sales in our women's collection business. Wholesale revenues also reflect a decrease in the menswear off-price channel, as we continue to reposition the Polo brand into more selective department and specialty stores while reducing sales into the secondary market. Licensing revenues decreased, as planned, primarily because of the absence of royalty income associated with the previously licensed Lauren business. The increase in Fiscal 2005 net revenues also reflects the favorable impact of the strengthening Eurodollar.

GROSS PROFIT For the first quarter, gross profit was $307.1 million, an increase of $58.3 million, or 23.5%, compared to $248.8 million in the first quarter of Fiscal 2004. The increased gross profit was generated by the addition of the women's Lauren line and strong full-price sell-throughs in our Ralph Lauren stores in the United States and Europe and in our Club Monaco stores. Gross margin significantly improved in our specialty retail segment and in our domestic wholesale men's and women's lines. Our overall gross margin decreased to 51.8% of net revenues compared to 52.1% last year, reflecting the reduction in licensing revenue and mix of business results. The increase in Fiscal 2005 gross profit also reflects the favorable impact of the strengthening Eurodollar.

SG&A EXPENSES Operating expenses as a percent of revenues were 48.2% this year compared to 50.9% last year. In the first quarter, SG&A expenses were $285.8 million, an increase of $42.5 million or 17.5%, compared to $243.2 million in the first quarter of Fiscal 2004. The dollar increase was driven primarily by the change in business mix as a result of expenses associated with the operations of the women's Lauren line and increased retail sales. SG&A also includes $3.0 million to buy back a royalty sharing agreement related to the use of our trademarks in various countries in Central and South America. The increase in Fiscal 2005 SG&A also reflects the negative impact of the strengthening Eurodollar.

FIRST QUARTER FOREIGN CURRENCY GAINS AND LOSSES AND RESTRUCTURING CHARGES Adjusted first quarter Fiscal 2005 results exclude $0.7 million in restructuring charges related to operational consolidation efforts in Europe associated with severance costs and $0.2 million in foreign currency losses. Adjusted first quarter Fiscal 2004 results exclude foreign currency gains of $2.3 million primarily related to transaction gains on royalty payments.

STORE COUNT
At the end of the first quarter, we operated 262 stores, with 1.87 million square feet, compared to 261 stores, with 1.85 million square feet, at the end of the first quarter last year. Our retail group consisted of 56 Ralph Lauren stores, 60 Club Monaco stores, 120 Polo outlet stores, 21 Polo Jeans Co. outlet stores, and five Club Monaco outlet stores. During the first quarter we opened three stores and closed four.

EARNINGS OUTLOOK
FULL YEAR
The company reiterated that for Fiscal Year 2005 earnings per share are expected to be in the range of $2.35 to $2.45. These projected results anticipate mid-teens percent consolidated revenue growth and approximately 140 basis points improvement in operating margins. The Company expects revenues to reflect low-thirties percent growth in wholesale sales and mid-single digit percent growth in retail revenues, partially offset by a low-double digit percent decrease in licensing revenue as a result of the elimination of the women's Lauren, Ralph and childrenswear license royalties. The Company reiterated that it expects the earnings results of each quarter in Fiscal 2005 to exceed the comparable quarter in Fiscal 2004 with quarterly profit flows similar to Fiscal 2004, with the fourth quarter reflecting the impact of a 52-week year compared to a 53-week year last year.

SECOND QUARTER
For the second quarter of Fiscal 2005, the Company expects consolidated revenues to increase high-teens percent. We expect that our wholesale revenues will increase low-forties percent reflecting the inclusion of women's Lauren and childrenswear revenues in that segment as we ship our Fall merchandise. We expect our second quarter wholesale sales in Europe to increase high-single digits. This will be partially offset by the continuing positioning of our men's apparel in brand-appropriate channels in the United States. Retail revenues are expected to increase mid-single digit percent and licensing revenues are expected to decrease high-teens percent reflecting the absence of royalties associated with the women's Lauren and Ralph lines and childrenswear license royalties.

The Company expects operating profits in the second quarter to be the second largest in the year, with operating margin expansion in both wholesale and retail businesses. Licensing operating profit is expected to decrease, reflecting the absence of royalties from the women's Lauren, Ralph and childrenswear lines. Shares outstanding are expected to increase by approximately 2 million shares compared to last year.

CONFERENCE CALL
As previously announced, we will host a conference call and live online broadcast today, August 4, 2004 at 9:00 A.M. Eastern. The dial-in number is 1-973-317-5319. The online broadcast is accessible at HTTP://INVESTOR.POLO.COM.

Polo Ralph Lauren Corporation is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 35 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include "Polo", "Polo by Ralph Lauren", "Ralph Lauren Purple Label", "Polo Sport", "Ralph Lauren", "Blue Label", "Lauren", "Polo Jeans Co.", "RL", "Chaps", and "Club Monaco" among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to HTTP://INVESTOR.POLO.COM.

THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; RISKS ASSOCIATED WITH THE COMPANY'S DEPENDENCE ON SALES TO A LIMITED NUMBER OF LARGE DEPARTMENT STORE CUSTOMERS, INCLUDING RISKS RELATED TO EXTENDING CREDIT TO CUSTOMERS; RISKS ASSOCIATED WITH THE COMPANY'S DEPENDENCE ON ITS LICENSING PARTNERS FOR A SUBSTANTIAL PORTION OF ITS NET INCOME AND RISKS ASSOCIATED WITH A LACK OF OPERATIONAL AND FINANCIAL CONTROL OVER LICENSED BUSINESSES; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AFFECTING FOREIGN OPERATIONS OR SOURCING (INCLUDING FOREIGN EXCHANGE FLUCTUATIONS)AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES OR ITS ABILITY TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K, 10-Q AND 8-K REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

Attached are the Consolidated Statements of Income and Net Revenues and Income from Operations for the three-month periods ended July 3, 2004 and June 28, 2003 and the Consolidated Balance Sheets as of July 3, 2004 and June 28, 2003.

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                        ------------------------------
                                                             JULY 3,         JUNE 28,
                                                              2004             2003
                                                        -------------    -------------
Wholesale Net Sales                                     $     239,024    $     161,625
Retail Net Sales                                              296,784          254,464
                                                        -------------    -------------

NET SALES                                                     535,808          416,089

Licensing Revenue                                              56,942           61,642
                                                        -------------    -------------

NET REVENUES                                                  592,750          477,731

Cost of Goods Sold                                            285,650          228,979
                                                        -------------    -------------

GROSS PROFIT                                                  307,100          248,752

Depreciation and Amortization                                  22,138           21,442
Other SG&A Expenses                                           263,626          221,784
Restructuring Charge                                              731               --
                                                        -------------    -------------
TOTAL SG&A EXPENSES                                           286,495          243,226

Income From Operations                                         20,605            5,526

Foreign Currency Losses (Gains)                                   211           (2,299)

Interest Expense, net                                           1,630            2,918
                                                        -------------    -------------

Income Before Income Taxes and Other (Income) Expense          18,764            4,907

Provision for Income Taxes                                      6,849            1,791
                                                        -------------    -------------

Income after Tax                                               11,915            3,116

Other (Income) Expense, net (A)                                (1,488)          (1,939)
                                                        -------------    -------------

NET INCOME                                              $      13,403    $       5,055
                                                        =============    =============

NET INCOME PER SHARE - BASIC                            $        0.13    $        0.05
                                                        =============    =============

NET INCOME PER SHARE - DILUTED                          $        0.13    $        0.05
                                                        =============    =============

Weighted Average Shares Outstanding - Basic               100,481,000       98,377,000
                                                        =============    =============

Weighted Average Shares Outstanding - Diluted             102,802,000       99,544,000
                                                        =============    =============

DIVIDENDS DECLARED PER SHARE                            $        0.05    $        0.05
                                                        =============    =============

    (A) Includes Equity Investment Income of $1,988 and $1,950 net of Minority Interest Expense of $500 and $11 for Q1 FY05 and Q1 FY04, respectively.

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)


The following is a reconciliation of Net Income to Net Income Before Restructuring Charge and Foreign Currency Losses (Gains):

                                                                              THREE MONTHS ENDED
                                                                            ---------------------
                                                                              JULY 3,    JUNE 28,
                                                                               2004       2003
                                                                            ---------    --------
Net Income                                                                   $ 13,403    $  5,055

Other (Income) Expense, net                                                    (1,488)     (1,939)

Provision for Income Taxes                                                      6,849       1,791
                                                                             --------    --------

Income before Income Taxes and Other (Income) Expense                          18,764       4,907

Restructuring Charge                                                              731          --

Foreign Currency Losses (Gains) (B)                                               211      (2,299)
                                                                             --------    --------

Income Before Income Taxes, Other (Income) Expense, Restructuring Charge
     and Foreign Currency Losses (Gains)                                       19,706       2,608

Provision for Income Taxes                                                      7,193         952

Other (Income) Expense, net                                                    (1,488)     (1,939)
                                                                             --------    --------

Net Income Before Restructuring Charge and Foreign Currency (Gains) Losses   $ 14,001    $  3,595
                                                                             ========    ========

NET INCOME PER SHARE BEFORE RESTRUCTURING CHARGE
     AND FOREIGN CURRENCY (GAINS) LOSSES - BASIC                             $   0.14    $   0.04
                                                                             ========    ========

NET INCOME PER SHARE BEFORE RESTRUCTURING CHARGE
     AND FOREIGN CURRENCY (GAINS) LOSSES - DILUTED                           $   0.14    $   0.04
                                                                             ========    ========


    (B) The prior period Foreign Currency gains primarily related to transaction gains on Royalty payments received resulting from increases in the Eurodollar rate.

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                                   (UNAUDITED)


                                                                             JULY 3,       JUNE 28,
                                                                              2004          2003
                                                                         -----------    -----------
                                                    ASSETS
Current assets
  Cash and cash equivalents                                              $   174,908    $   287,473
  Accounts receivable, net of allowances                                     262,330        249,997
  Inventories                                                                418,049        430,101
  Deferred tax assets                                                         24,854         20,493
  Prepaid expenses and other                                                  74,593         84,174
                                                                         -----------    -----------

                                                                             954,734      1,072,238

Property and equipment, net                                                  420,151        352,233
Deferred tax assets                                                           61,495         54,386
Goodwill, net                                                                578,546        330,540
Intangibles, net                                                              18,746         11,070
Other assets                                                                 182,679        152,957
                                                                         -----------    -----------

                                                                         $ 2,216,351    $ 1,973,424
                                                                         ===========    ===========

                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term bank borrowings                                             $         0    $    50,093
  Accounts payable                                                           129,332        188,222
  Income taxes payable                                                        40,131         38,015
  Deferred tax liabilities                                                     1,821             --
  Accrued expenses and other                                                 246,442        147,491
                                                                         -----------    -----------

                                                                             417,726        423,821

Long-term debt                                                               278,983        265,069
Other noncurrent liabilities                                                  74,888         65,627

Stockholders' equity
  Common Stock                                                                 1,065          1,035
  Additional paid-in-capital                                                 599,284        521,502
  Retained earnings                                                          934,412        776,468
  Treasury Stock, Class A, at cost (4,156,300 and 4,116,520 shares)          (79,344)       (78,169)
  Accumulated other comprehensive income (loss)                               25,599         16,444
  Unearned compensation                                                      (36,262)       (18,373)
                                                                         -----------    -----------

                                TOTAL STOCKHOLDERS' EQUITY                 1,444,754      1,218,907
                                                                         -----------    -----------

                                                                         $ 2,216,351    $ 1,973,424
                                                                         ===========    ===========

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                     NET REVENUES AND INCOME FROM OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

The net revenues and income from operations for the three months ended July 3, 2004 and June 28, 2003 for each segment were as follows:

                                                            THREE MONTHS ENDED
                                                         ----------------------
                                                           JULY 3,    JUNE 28,
                                                            2004        2003
                                                         ---------    ---------

Net revenues:
  Wholesale                                              $ 239,024    $ 161,625
  Retail                                                   296,784      254,464
  Licensing                                                 56,942       61,642
                                                         ---------    ---------
                                                         $ 592,750    $ 477,731
                                                         =========    =========

INCOME (LOSS) FROM OPERATIONS:
  Wholesale                                              $ (18,599)   $ (31,049)
  Retail                                                    28,374       11,246
  Licensing                                                 11,561       25,329
                                                         ---------    ---------
                                                         $  21,336    $   5,526
Less: Unallocated Restructuring Charge                         731           --
                                                         ---------    ---------
                                                         $  20,605    $   5,526
                                                         =========    =========